Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

January 31, 2019

Cass Information Systems, Inc.

Records All-Time High Earnings in 2018

Q4 Earnings Up 32%; Full-Year Earnings Up 21%

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported fourth quarter 2018 earnings of $.47 per diluted share, an increase of 31% over the $.36 per diluted share it earned in the fourth quarter of 2017. Earnings per share has been restated to reflect the 20% stock dividend paid December 14, 2018. Net income for the period was $7.1 million, compared to $5.3 million in 2017.

	4th Quarter			YTD
	2018	2017	% Change	2018	2017	% Change
Transportation Invoice Volume	9.2 million	9.0 million	2.5	37.5 million	35.5 million	5.6
Transportation Dollar Volume	$7.3 billion	$6.5 billion	12.1	$28.5 billion	$24.8 billion	15.1
Facility Expense Transaction Volume*	7.3 million	7.2 million	1.6	28.7 million	27.7 million	3.8
Facility Expense Dollar Volume*	$3.5 billion	$3.1 billion	10.9	$13.8 billion	$12.8 billion	8.1
Revenues	$38.3 million	$35.0 million	9.3	$148.3 million	$135.3 million	9.6
Net Income	$7.1 million	$5.3 million	32.4	$30.3 million	$25.0 million	21.0
Diluted EPS	$.47	$.36	30.6	$2.03	$1.68	20.8

*	Includes Energy, Telecom and Waste

For the year ended December 31, 2018 Cass earned $2.03 per diluted share, an increase of 21% over the $1.68 per diluted share it earned in 2017. Net income was $30.3 million, compared to $25.0 million in 2017. Revenues rose 10%, from $135.3 million in 2017 to $148.3 million in 2018.

“We are delighted to report all-time high record earnings for the third consecutive year. Achieving 21% growth year-to-year and surpassing $30 million in net income represent milestone accomplishments,” stated Eric H. Brunngraber, Cass chairman and chief executive officer. “We continue to take advantage of both the improved economic conditions and recent tax reform to make internal investments that will position the company to capitalize on future growth opportunities.”

2018 4th Quarter Recap

The increases in revenue and net income of 9% and 32%, respectively, were driven by new customer wins; increased business from existing customers; the development and deployment of new revenue generating services; and higher interest rates. Additionally, the growth in net income was enhanced by the 2017 one-time, non-cash charge of $1,824,000 due to tax reform. The double-digit bottom-line advances were attained even as Cass continued to invest in personnel, technology and infrastructure to support future service growth.

Highlighting fourth quarter performance was a 12% increase in transportation dollar volume. Higher carrier and fuel prices in concert with higher volume from current accounts produced the positive result. Transportation invoice volume for the period was up 3%.

Facility-related (electricity, gas, waste and telecom expense management) dollar volume was up 11% with facility expense transaction volume up 2%. Again, new customer wins plus increased volume from current accounts generated the favorable outcome.

Consolidated operating expenses increased $3.6 million (14%) due mainly to on-going strategic investment in the technology and staff required to win new business and support service growth with existing clients.

Cash Dividend Declared

On January 29, 2019, the company’s board of directors declared a first quarter dividend of $.26 per share payable March 15, 2019 to shareholders of record March 5, 2019. Cass has continuously paid regularly scheduled cash dividends since 1934.

Also, the board voted to restore the capacity of the company’s stock repurchase program to 500,000 shares.

“Our history of dividend payments, up nearly 50% in the last 15 months, combined with the $38 million returned to shareholders through share repurchase activity over the past five years, reflects the company’s commitment to rewarding its shareholders in a meaningful way,” Brunngraber stated.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $60 billion annually on behalf of clients, and with total assets of $1.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2017.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended December 31, 2018 and 2017:

	Quarter Ended December 31, 2018	Quarter Ended December 31, 2017	Year Ended December 31, 2018	Year Ended December 31, 2017
Transportation Invoice Volume	9,193	8,961	37,542	35,546
Transportation Dollar Volume	$7,321,409	$6,530,555	$28,549,225	$24,801,733
Facility Expense Transaction Volume	7,299	7,184	28,713	27,661
Facility Expense Dollar Volume	$3,492,249	$3,147,729	$13,831,228	$12,795,302
Payment and Processing Fees	$26,113	$23,990	$102,181	$93,322
Net Investment Income	11,676	10,315	44,190	39,790
Loss on Sales of Securities	—	—	(42)	—
Other	514	744	1,937	2,190

Total Revenues	$38,303	$35,049	$148,266	$135,302

Personnel	$22,163	$19,955	$85,881	$77,339
Occupancy	969	846	3,723	3,480
Equipment	1,460	1,325	5,610	5,071
Other	5,152	4,016	16,705	14,513

Total Operating Expenses	$29,744	$26,142	$111,919	$100,403

Income from Operations before Income Taxes	$8,559	$8,907	$36,347	$34,899
Income Tax Expense	1,502	3,576 *	6,079	9,885 *

Net Income	$7,057	$5,331	$30,268	$25,014

Basic Earnings per Share	$.48	$.36	$2.06	$1.70

Diluted Earnings per Share	$.47	$.36	$2.03	$1.68

Average Earning Assets	$1,457,933	$1,405,413	$1,403,748	$1,362,661
Net Interest Margin	3.33%	3.31%	3.32%	3.34%
Allowance for Loan Losses to Loans	1.42%	1.49%	1.42%	1.49%
Non-performing Loans to Total Loans	—	—	—	—
Net Loan (Recoveries) / Charge-offs to Loans	—	—	—	—
Provision for Loan Losses	$—	$—	$—	$—

*	2017 tax expense includes one-time, non-cash charge of $1,824 related to tax reform.